Exhibit 99.1

Consent of Director Nominee

Pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to be named as a person about to become a director of EVERTEC, Inc. (the “Company”) in the Registration Statement on Form S-1 (File No. 333-186487) (the “Registration Statement”) of the Company and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 19th day of March, 2013.

/s/ Alan H. Schumacher
Alan H. Schumacher